Exhibit 99.1

Press Relations: Cecilia Denny – +1-650-581-2528 – cdenny@saba.com

Saba Names Varian Medical Systems Executive, Dow Wilson, to Its Board of Directors

Redwood Shores, Calif., Aug. 28, 2006 – Saba (NASDAQ: SABA), the premier Human Capital Management (HCM) software and services provider, today announced that Dow Wilson has joined the company’s Board of Directors.

Mr. Wilson is executive vice president of Varian Medical Systems and president of Oncology Systems. Varian is the world’s leading manufacturer of integrated radiotherapy systems for treating cancer and the premier supplier of X-ray tubes and flat panel image detectors for filmless X-rays. With $1.3 billion in revenue, Oncology Systems is Varian’s largest business unit and the world’s largest supplier of radiotherapy solutions. Mr. Wilson joined Varian in 2005, following a 19-year career with General Electric, where he served as CEO of the $2.5 billion GE Healthcare-Information Technologies business, which employed 10,000 people. While at GE, Mr. Wilson also managed several large global enterprises, including the CT (Cat Scanner), Xray, and Functional Imaging Business.

“Dow’s extensive experience in running multi-billion dollar, global organizations will be an invaluable asset to Saba as we strive to execute on our growth plans and enhance our management processes and practices,” said Bobby Yazdani, chairman and CEO, Saba. “Dows’ deep expertise in the life sciences market will also be an asset and will provide us with valuable insight as we build on our leadership in this important market. We are delighted and gratified to welcome him to our Board.”

“I am a true believer in Saba’s vision of enabling people-centric organizations that optimize the skills, abilities and knowledge of their workforces to succeed,” said Mr. Wilson. “It’s a pleasure to become a part of a global organization that shares my vision and values about the importance of people. I am excited to be able to lend my expertise to Saba at this exciting time in its history.”

About Saba

Saba (NASDAQ: SABA) is the premier Human Capital Management (HCM) software and services provider, using a people-centric approach to increase productivity and performance. As a trusted partner, Saba enables the Aligned Enterprise™ for over 1,100 customers in 150 countries by providing an integrated people management system to continuously align goals, develop people, improve collaboration and increase visibility into organizational performance.

Saba customers include ABN AMRO, Alcatel, Bank of Tokyo-Mitsubishi UFJ, BMW, CEMEX, Cisco Systems, DaimlerChrysler, Dell, Deloitte Touche Tohmatsu, EDS, EMC Corporation, FedEx Kinko’s, Insurance Australia Group, Lockheed Martin, Medtronic, National Australia Bank, Novartis, Petrobras, Procter & Gamble, Scotiabank, Sprint, Standard Chartered Bank, Stanford University, Swedbank, Wyndham International, Weyerhaeuser, Underwriters Laboratories, and the U.S. Army and U.S. Navy.

Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call (+ 1) 877-SABA-101 or (+1) 650-779-2791.

SABA, the Saba logo, Centra and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

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